UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 14, 2008

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2008, ViroPharma Incorporated (the “Company”) entered into a lease of 730 Stockton Drive in Exton, Pennsylvania, comprising 78,264 square feet of office and related space, which will serve as the Company’s new corporate headquarters. The Company currently expects to occupy the new space during the third quarter of 2008. The lease expires seven years and six months from the “commencement date,” which is scheduled to occur 100 days from the issuance of a building permit for the fit-out of the space. The lease calls for a security deposit of $137,000 and monthly lease payments of $61,994.87 during the first six months following the commencement date, $98,482.20 during the next six months and escalating amounts (with yearly percentage increases beginning at approximately 3.64% in the second year and declining to approximately 2.4% for the final six months) during the remainder of the lease term. The Company has the option to renew the lease for two consecutive five-year terms at fair market value, subject to a minimum price per square foot. In addition, the landlord, 730 Stockton Drive Associates, L.P., has agreed to provide the Company with a right of first offer to lease or purchase two additional buildings that are to be developed by the landlord. Furthermore, if the Company does not lease or purchase either of the buildings mentioned in the preceding sentence, landlord has agreed that Company will have a right of first offer to lease or purchase the last building to be constructed by landlord on an identified parcel of land in the office park containing no less than 80,000 square feet of space.

The foregoing description of the lease does not purport to be complete and is qualified in its entirety by reference to such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: March 20, 2008	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary